Exhibit 99.2

4Q CONFERENCE CALL SCRIPT

February 9, 2006

JKM Opening Comments

Good morning and welcome to Chesapeake Corporation's fourth-quarter conference call. I'm Joel Mostrom, senior vice president and chief financial officer, and joining me today is Andy Kohut, our president and chief executive officer.

Andy will begin with some overall comments on our business and update you on our recently announced cost savings program. I will then provide a financial review of the quarter and year. After that we will be available for questions.

Before we get started, I want to advise all participants that this call is being recorded by Chesapeake Corporation and is copyrighted material. It cannot be recorded or rebroadcast without Chesapeake's express permission. Furthermore, the comments on this call may include "forward-looking statements" as defined in the Private Securities Litigation Reform Act. The accuracy of such forward-looking statements is subject to a number of risks, uncertainties and assumptions that may cause Chesapeake's actual results to differ materially from those expressed in the forward-looking statements. Certain of those risks, uncertainties and assumptions are set forth in the summary of this conference call, which will be posted on the Company's web site at the conclusion of this call. Additionally, during this call there may be references to certain non-GAAP financial information. This information has been reconciled to GAAP in the Company's earnings release which will also be posted on the Company's website at the conclusion of this call.

Now I will turn the call over to Andy.

AJK Comments

Thanks Joel and good morning everyone.

Our fourth-quarter and annual financial performance reflects the challenging market conditions in which many of our businesses compete. Overcapacity and margin pressure in certain of our markets, coupled with an environment of sharply increasing pension costs, resulted in the announcement last quarter of our $25-million global cost savings program. While we are not foregoing longer-term strategic initiatives, the primary objective of our management team this year will be the successful and rapid implementation of the cost savings program. We believe that through the cost savings program, we are building a stronger, more cost effective company, ultimately in a better position to serve our customers in today's global marketplace while improving shareholder returns.

Although we are only a few months into the program, we are nearing completion on a number of initiatives.

Specifically, (1) we are in the final stages of closing our food and household packaging plant in Birmingham, England, (2) we have recently announced that we have initiated a proposed reorganization plan to close our pharmaceutical and healthcare packaging plant in Bedford, England, and (3) we have concluded negotiations with French works councils to close a luxury packaging plant in Ezy, France. Each initiative contemplates transferring existing business from those plants to other factories within our manufacturing network. These three initiatives, when complete, are expected to generate $7 million of annualized pre-tax cost savings. Additional workforce reductions and cost savings actions that have also been initiated during the fourth quarter are expected to result in approximately $3 million of annualized pre-tax savings. These initiatives will put us well on our way to reaching our goal of $25 million of annualized savings. A great deal of energy and focus is being spent on the cost savings program as we believe speed has value. We will continue to update you as more negotiations and actions are initiated and completed.

Additionally, rising post-retirement benefits costs are a real concern for many companies, including Chesapeake. To put this in perspective, since 2003 our annual pension expense has increased by approximately $11 million, and the annual cash funding of these plans has increased almost 50 percent to approximately $25 million. We expect this expense to continue to increase in 2006 and as a result, have done the following:

    Frozen our primary U.S. defined benefit retirement plans.
    Closed other defined benefit retirement plans, primarily in the U.K., for new hires.
    Introduced lower benefits levels for participants and increased employee contribution rates in the U.K.

Although we see no short-term fix to this situation, we expect these actions will ultimately result in lower and more predictable charges and cash requirements for the corporation.

Turning to operations, the integration of Arlington Press has gone well, and as a result of this acquisition and other organic growth initiatives, Chesapeake now has trading positions with nearly all of the top 20 pharmaceutical companies in the world. Our goal is to further capitalize on this position as the leading, paper-based packaging supplier to this group. We will continue to provide superior service through innovative designs, ease of doing business, industry knowledge and geographic coverage. We have recently hired a new business leader for this division to complement our team and drive home our vision for this global business.

The Plastic Packaging segment performed well in 2005, with 9 percent annual sales growth - a job well done by our people. The strategic positioning of this business, which is focused on either 1) a unique process, 2) emerging markets or 3) significant market presence, has paid off. We have dedicated additional resources to support this business as it grows to the next level.

In our Paperboard Packaging segment, branded products packaging had mixed results in 2005 with fourth-quarter holiday shipments that were not as robust as originally projected, while tobacco packaging turned in a solid performance. Price is becoming more of an issue in these end-use markets and demand is shifting east - we plan to adjust accordingly.

To reiterate my opening comments, our focus is on the successful implementation of our cost savings program. In the past we have commented on a group of plants not meeting expectations. Diligent attempts to "fix" some of these problems have proved unsuccessful. They are now going to be rationalized in order for us to fully demonstrate the earnings power of our portfolio of businesses. This management team is committed to getting this done as rapidly as possible.

Joel will now review fourth-quarter and full-year operating results.

JKM COMMENTS

Thanks Andy.

Before I review the preliminary fourth-quarter and full-year results, I want to point out that our preliminary results include a valuation allowance for U.S. deferred income tax assets of approximately $15.0 million as of the end of fiscal 2005. We are currently evaluating the recoverability of our U.S. deferred income tax assets, and the preliminary results do not reflect any non-cash income tax benefits in the current year or prior periods that could result from the partial release of the valuation allowance for such assets.

This morning we reported a preliminary fourth-quarter loss from continuing operations of $254.7 million, or $13.13 per share. This compares to net income from continuing operations of $5.3 million, or $0.27 per share, for the fourth quarter of 2004. During the fourth quarter of 2005 and in accordance with SFAS #142, "Goodwill and Other Intangible Assets," the company conducted its annual impairment test for goodwill. As a result of our preliminary analysis, the company has recorded a non-cash, after-tax charge of $247.1 million, or $12.74 per share, related to impairment of goodwill within the reporting units of our Paperboard Packaging segment. The Company's goodwill balance after the impairment charge is approximately $418.6 million. We do not expect the impairment charge to result in future cash expenditures or to affect compliance with covenants under our borrowing agreements. We expect to complete our review of the goodwill impairment and valuation allowance for U.S. deferred income tax assets prior to filing our 2005 Form 10-K and may adjust the preliminary results upon the completion of this review.

In addition to the goodwill impairment I mentioned earlier, the fourth quarter of 2005 also included an after-tax loss of $8.2 million, or $0.42 per share, for costs related to divestitures, plant closures and restructuring activities primarily related to our recently announced global cost savings program. In addition, the results for the fourth quarter of 2004 included an after-tax loss of $800,000, or $0.04 per share, related to the early extinguishment of debt. If these items were excluded from operating results, net income from continuing operations for the fourth quarter of 2005 was $0.03 per share, compared to $0.31 per share for 2004. Furthermore, the comparability of fourth-quarter 2005 versus 2004 results was affected by a gain of $0.24 per share from the sale of non-strategic land in 2004.

For the full-year 2005, we reported a preliminary loss from continuing operations of $255.4 million, or $13.17 per share, compared to net income from continuing operations of $10.9 million, or $0.59 per share, in 2004. Results for the full-year 2005 included the previously mentioned goodwill impairment charge and after-tax losses for divestitures, plant closures and restructuring activities related to our global cost savings totaling $16.9 million, or $0.88 per share. Furthermore, after-tax losses from the early extinguishment of debt totaled $500,000, or $0.02 per share, for 2005 and $6.2 million, or $0.33 per share, for 2004. Excluding these items, net income from continuing operations for the full-year 2005 was $0.47 per share, compared to $0.92 per share for 2004.

As Andy mentioned, our cost savings initiatives are well underway. The fourth-quarter after-tax loss of $8.2 million related to divestitures, plant closures and restructuring activities included costs related to the planned closure of our luxury packaging plant in Ezy, France, additional closure costs related to our food and household plant in Birmingham, England and severance costs related to other general workforce reduction initiatives. The cash flow impact of these initiatives during the fourth quarter was $5.6 million.

During the quarter we experienced weaker demand in many of our markets as general economic conditions appear to have reduced consumer spending in Western Europe during the holiday season. These market conditions, combined with continued price pressure and increased pension costs, resulted in lower earnings for the fourth quarter and full year.

Pension costs have had a significant adverse impact on our reported results, and the actions we have recently initiated to reduce our exposure to long-term costs associated with the defined benefit pension plans will provide long-term benefits to the company; however, the short-term impact will be modest. Our pension expense increased by $5.4 million during 2005, and our cash contributions to various pension plans increased by $6.0 million, when compared to 2004.

I'll now review in greater detail our operating results for the quarter and full year starting with our Paperboard Packaging segment. Please note that our discussion of segment results excludes restructuring expenses, divestitures and other exit costs as well as the goodwill impairment charge.

Fourth-quarter net sales of $213 million for the Paperboard Packaging segment were down 6 percent compared to net sales for the fourth quarter of 2004. Excluding the impact of changes in foreign currency exchange rates, 2005 net sales were comparable to 2004. Sales for the fourth quarter of 2005 were generally down across most of our markets. Excluding Arlington Press, sales to the pharmaceutical and healthcare packaging market were down slightly for the fourth quarter of 2005. We did however see some recovery of pharmaceutical and healthcare packaging volume during December, and volume for early 2006 is encouraging. Sales were down in branded products packaging due largely to weaker demand for confectionery packaging, while tobacco packaging sales improved from the third quarter but still lagged results for the fourth quarter of 2004.

On a full-year basis, net sales for the Paperboard Packaging segment were $860 million, comparable to 2004, and changes in foreign currency exchange rates did not have a material impact on sales for the year. Weaker demand in confectionary packaging was partially offset by a strong year in alcoholic drinks and incremental revenues associated with the Arlington Press acquisition.

The Paperboard Packaging segment's EBIT for the fourth quarter of 2005 was $8.1 million, a decrease of 18 percent compared to the fourth quarter of 2004. Excluding the impact of changes in foreign currency exchange rates, EBIT was down 14 percent for the quarter.

On a full-year basis, EBIT for the Paperboard Packaging segment was $47.3 million, down 3 percent compared to 2004, and foreign currency exchange rates did not have a material impact on EBIT for the year.

The decrease in fourth-quarter and full-year EBIT can generally be attributed to the decreased sales volumes I mentioned, price competition, most notably in branded products and food and household packaging, and increased pension expense and energy costs. These decreases were partially offset by a very strong performance in alcoholic drinks packaging.

Now turning to our Plastic Packaging segment, fourth quarter of 2005 sales of $41.9 million were down 7 percent over the fourth quarter of 2004. Excluding the impact of changes in foreign currency exchange rates, net sales were comparable to the fourth quarter of 2004. Strong volume in specialty chemicals packaging and increased selling prices, due to the partial pass through of resin price increases, were offset by reduced volume in our South African food and beverage packaging operations.

On a full-year basis, net sales for the Plastics Packaging segment were $182 million, up 9 percent compared to 2004. Changes in foreign currency exchange rates did not have a material impact on sales for the year. The increase in net sales for the year can generally be attributed to strong volumes across the food and beverage and specialty chemical packaging markets and increased selling prices due to the partial pass through of resin price increases.

EBIT for the Plastic Packaging segment was $2.7 million for the fourth quarter of 2005 versus $9.8 million for the fourth quarter of 2004. Excluding a $5.8 million gain from the sale of non-strategic land in the fourth quarter of 2004 and the impact of changes in foreign currency exchange rates, EBIT was down 25 percent when compared to 2004. On a full-year basis, EBIT for the Plastic Packaging segment was $15.0, down $6.5 million compared to full-year 2004. Changes in foreign currency rates did not have a material impact on EBIT for the full-year. Excluding the gain on sale of non-strategic land, EBIT for the full-year 2005 was down 4 percent when compared to 2004. The decrease in fourth-quarter and full-year EBIT was largely due to the lag in increasing selling prices to reflect resin price increases. Furthermore, full-year EBIT was negatively impacted by costs incurred to investigate accounting errors identified at our plant in Crewe, England.

Corporate expenses for the fourth quarter and full year of 2005 increased over the comparable periods in 2004 by $1 million and $1.8 million, respectively. The increase for both periods is primarily due to increased pension expenses and costs related to potential strategic initiatives, partially offset by lower insurance and incentive compensation costs in 2005.

Net interest expense for the fourth-quarter and full-year 2005 decreased over the comparable periods in 2004 by $500,000 and $4 million, respectively. Our debt service costs for the quarter and year are down primarily due to lower average interest rates partially offset by the incremental debt incurred to acquire Arlington Press.

The comparability of the company's fourth-quarter and full-year effective tax rates is heavily affected by the fourth quarter goodwill impairment charge, as well as the inability to currently recognize losses in the U.S. and certain foreign tax jurisdictions. Substantially all of the goodwill written down in connection with the impairment charge was not deductible for income tax purposes. During the fourth quarter of 2005, the company recorded income tax benefits of approximately $1.9 million related primarily to the resolution of income tax contingencies and to the release of a valuation allowance against previously reserved deferred income tax assets. The company's income taxes for the full-year 2004 included benefits of $4.1 million related to favorable settlements with tax authorities and the reduction in the Belgian statutory income tax rate.

Net cash from operating activities was $44.6 million for the full year of 2005, a decrease of $48.5 million from 2004. The decrease primarily reflects receipt of $21.5 million of income tax refunds and $6.4 million from the termination of interest rate swaps in 2004, incremental pension funding in 2005 in the amount of $6.0 million, and cash expenditures related to our global cost savings program. Net cash from operating activities exclusive of restructuring activity was $50.2 million.

Total debt, net of cash, at the end of 2005 was $424 million, up from $375 million at the end of 2004. The increase in net debt was primarily the result of borrowings to finance the acquisitions of Arlington Press and the outstanding minority interest in South Africa, partially offset by changes in foreign currency exchange rates. For the full-year 2005, changes in foreign currency rates reduced net debt by $36 million.

Before we open the call for questions, I wanted to inform you that we are not providing specific financial guidance for 2006. Many of the cost saving initiatives we are contemplating will require consultation with various works councils and close coordination with customers with respect to the transfer of existing business to other company locations. As a consequence, forecasting the specific timing of many of these initiatives and the related benefits will be very difficult. We will, however, update you each quarter on the progress of the cost savings program and report to you the financial impact of these initiatives.

As Andy mentioned, improving or rationalizing these underperforming operations and focusing our management team on the global cost savings program will be our primary focus for 2006.

Now at this time we would be happy to take your questions.

JKM Close

I'd like to remind everyone today's call will be available for replay on our website, www.cskcorp.com or can be accessed by calling 888-203-1112 or 719-457-0820 (code 9241759).

This concludes today's call. Thank you for participating.